Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Dune Energy, Inc. (the “Company”) on Form S-1 with respect to the resale of up to 6,249,996 shares of the Company’s common stock of (i) our report dated March 8, 2013, with respect to the audited consolidated financial statements of Dune Energy, Inc. for the years ended December 31, 2012 and 2011 and (ii) our report dated March 23, 2012 with respect to the audited consolidated financial statements of Dune Energy, Inc. for the years ended December 31, 2011 and 2010.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malone—bailey.com

Houston, Texas

July 26, 2013